UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   JOHNSON, MICHAEL A.
   2100 FAIRCLOUD DRIVE


   EDMOND, OK  73034
2. Issuer Name and Ticker or Trading Symbol
   Chesapeake Energy Corporation (CHK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   03/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) [ ] Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below) VP - ACCOUNTING AND CHIEF ACCOUNTING OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  03/05/02    M        6,250         A  $1.1300                     D  Direct
Common Stock                                  03/05/02    M        230           A  $1.1300                     D  Direct
Common Stock                                  03/05/02    M        445           A  $1.1300                     D  Direct
Common Stock                                  03/05/02    M        648           A  $1.1300                     D  Direct
Common Stock                                  03/05/02    M        540           A  $1.1300                     D  Direct
Common Stock                                  03/05/02    M        675           A  $1.1300                     D  Direct
Common Stock                                  03/05/02    M        1,500         A  $1.1300                     D  Direct
Common Stock                                  03/05/02    M        675           A  $1.1300                     D  Direct
Common Stock                                  03/05/02    M        1,266         A  $1.1300                     D  Direct
Common Stock                                  03/05/02    M        6,250         A  $0.9400                     D  Direct
Common Stock                                  03/05/02    M        3,750         A  $2.2500                     D  Direct
Common Stock                                  03/05/02    M        6,250         A  $4.0000                     D  Direct
Common Stock                                  03/05/02    M        6,250         A  $5.5600      49,999         D  Direct

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $1.1300         03/05/02       M                          445                           10/16/08
(right to buy)
Non-Qualified Stock Option     $2.2500         03/05/02       M                          3,750                         01/03/10
(right to buy)
Non-Qualified Stock Option     $4.0000         03/05/02       M                          6,250                         05/04/10
(right to buy)
Non-Qualified Stock Option     $5.5600         03/05/02       M                          6,250                         11/07/10
(right to buy)
Non-Qualified Stock Option     $6.1100                                                                                 07/10/11
(right to buy)
Non-Qualified Stock Option     $6.1100                                                                                 12/14/11
(right to buy)
Incentive Stock Option (right  $0.9400         03/05/02       M                          6,250                         03/05/09
to buy)
Incentive Stock Option (right  $1.1300         03/05/02       M                          6,250                         10/16/08
to buy)
Incentive Stock Option (right  $1.1300         03/05/02       M                          230                           10/16/08
to buy)
Incentive Stock Option (right  $1.1300         03/05/02       M                          648                           10/16/08
to buy)
Incentive Stock Option (right  $1.1300         03/05/02       M                          540                           10/16/08
to buy)
Incentive Stock Option (right  $1.1300         03/05/02       M                          675                           10/16/08
to buy)
Incentive Stock Option (right  $1.1300         03/05/02       M                          1,500                         10/16/08
to buy)
Incentive Stock Option (right  $1.1300         03/05/02       M                          675                           10/16/08
to buy)
Incentive Stock Option (right  $1.1300         03/05/02       M                          1,266                         10/16/08
to buy)

Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     03/05/02  Common Stock                   445                       444           D   Direct
(right to buy)
Non-Qualified Stock Option     03/05/02  Common Stock                   3,750                     7,500         D   Direct
(right to buy)
Non-Qualified Stock Option     03/05/02  Common Stock                   6,250                     18,750        D   Direct
(right to buy)
Non-Qualified Stock Option     03/05/02  Common Stock                   6,250                     18,750        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   25,000                    25,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   30,000                    30,000        D   Direct
(right to buy)
Incentive Stock Option (right  03/05/02  Common Stock                   6,250                     6,250         D   Direct
to buy)
Incentive Stock Option (right  03/05/02  Common Stock                   6,250                                   D   Direct
to buy)
Incentive Stock Option (right  03/05/02  Common Stock                   230                                     D   Direct
to buy)
Incentive Stock Option (right  03/05/02  Common Stock                   648                                     D   Direct
to buy)
Incentive Stock Option (right  03/05/02  Common Stock                   540                                     D   Direct
to buy)
Incentive Stock Option (right  03/05/02  Common Stock                   675                                     D   Direct
to buy)
Incentive Stock Option (right  03/05/02  Common Stock                   1,500                                   D   Direct
to buy)
Incentive Stock Option (right  03/05/02  Common Stock                   675                                     D   Direct
to buy)
Incentive Stock Option (right  03/05/02  Common Stock                   1,266                     11,783        D   Direct
to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Jennifer M. Grigsby
    For: Michael A. Johnson
DATE 04/03/02